Exhibit 99.1

News Release
For Release April 18, 2007
10:00 A.M.

Contact:     Joseph G. Sawyer, Senior Vice President & Chief Financial Officer or
                     Robin D. Brown, Senior Vice President & Director of Marketing
                    (803) 951- 2265

First Community Corporation Announces Earnings and Increased Cash Dividend

Lexington, S.C. April 18, 2007 – Today First Community Corporation, the holding company for First Community Bank, reported net income for the first quarter of 2007. Net income for the quarter was $725 thousand compared to the first quarter of 2006 net income of $836 thousand. Diluted earnings per share were $.22 for the first quarter of 2007, compared to the $.28 earnings per share in the first quarter of 2006. Shareholders’ equity was $63 million at March 31, 2007, compared to the $52.4 million in shareholders’ equity at March 31, 2006 an increase of 20.29%. Total assets were $550.1 million at March 31, 2007, an increase of 12.72% over March 31, 2006 assets of $487.9 million. The information for the first quarter of 2007 reflects the results of the June 2006 merger with DeKalb Bankshares, the holding company for The Bank of Camden.

The corporation also announced that the Board of Directors has approved a seventeen percent (17%) increase in cash dividends for the first quarter of 2007. The Company declared a $.07 per share dividend payable May 15, 2007 to shareholders of record as of April 30, 2007.

The company also announced the Board of Directors has authorized the repurchase of an additional 50,000 shares of the company’s common stock as part of its existing Share Repurchase Plan. This results in a total of 200,000 shares in the Share Repurchase plan of which 132,000 shares have been repurchased with a total investment of $2.4 million.

Mike Crapps, president and chief executive officer commented on the Company’s performance in the first quarter of 2007 by saying, “The bank has continued to experience exceptionally strong loan growth with an annualized growth rate of 18.9% based on our first quarter loan production. In the last twelve months, the bank has experienced total loan growth of $58.6 million (25.5% increase) which has increased the bank’s loan-to-deposit ratio to 69.92% up from 61.60% at the end of the first quarter of 2006. We have previously stated that one of our primary strategic objectives is growth in our loan portfolio and we are extremely pleased with our results especially given that while growing loans at this pace, we have continued to maintain the quality in our loan portfolio. At March 31, 2007, our non-performing assets were only .20% of total assets.” Crapps noted, “It is significant to note a corresponding decrease in the investment portfolio as a percent of total assets from 34.02% to 29.6%. By shifting the bank’s assets from investments to loans we are able to improve the overall yield on earning assets.” Growth in core deposits (total deposits and cash managements accounts excluding certificates of deposit of $100 thousand or more) continued to be strong in the first quarter of 2007. Core deposit growth was $27.9 million (8.6%) during the last twelve months.

Crapps commented on earnings by saying, “As reported previously, we have implemented several recent initiatives that, while having a negative impact on immediate earnings, will begin to benefit EPS growth in the second half of this year and beyond. In December of 2006 the bank engaged a consulting firm to assist in the identification of process efficiency improvements, expense control opportunities, and non-interest income enhancements. At about the same time, the bank began to invest in additional personnel, specifically Retail Bankers, in many of our offices to increase our lending capacity and to continue to focus on core deposit growth. These initiatives, along with completion of the bank’s administrative offices in July of 2006, provide the infrastructure and support for continued significant growth of the bank.” Crapps continued, “In fact, we have begun to see that these initiatives will produce the anticipated positive results for us. Net growth in new core account openings has shown significant improvement and approximately $750 thousand in annualized enhancements to earnings have been identified. While we bear much of the cost burden for these initiatives in the first half of the year, the benefits will begin to follow in the second half. These initiatives combined with the continued success in growing our loan portfolio and therefore improving our earning asset mix leads us to be extremely confident about our future success. Evidence of our confidence is seen in the announcement that our Board of Directors has approved an increase in the quarterly cash dividend.”

In connection with reporting its first quarter 2007 earnings, First Community Bank also announced its early adoption of the fair value standards, SFAS 157 and SFAS 159. As a result of these adoptions, the impact to the balance sheet was that certain investment securities were moved to fair value assets. The adoption of the fair value standards did not have a material impact on the first quarter 2007 earnings. The cumulative reduction to opening retained earnings from adopting these standards was approximately $559 thousand. Further information pertaining to the adoption will be disclosed in the first quarter 2007 10Q expected to be filed in May. The subsequent sale of the investments in the second quarter resulted in an approximate gain of $84 thousand. The proceeds from the sale of approximately $3.3 million were reinvested at a higher yield.

First Community Corporation stock trades on the NASDAQ Capital Market under the symbol “FCCO” and is the holding company for First Community Bank, a local community bank based in the midlands of South Carolina. First Community Bank operates twelve banking offices located in Lexington, Forest Acres, Irmo, Gilbert, Cayce — West Columbia, Chapin, Northeast Columbia, Newberry (2), Prosperity, Red Bank and Camden.

Certain statements in this news release contain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, such as statements relating to future plans and expectations, and are thus prospective. Such forward-looking statements are subject to risks, uncertainties, and other factors, such as a downturn in the economy, which could cause actual results to differ materially from future results expressed or implied by such forward-looking statements.

Although we believe that the assumptions underlying the forward-looking statements are reasonable, any of the assumptions could prove to be inaccurate. Therefore, we can give no assurance that the results contemplated in the forward-looking statements will be realized. The inclusion of this forward-looking information should not be construed as a representation by our company or any person that the future events, plans, or expectations contemplated by our company will be achieved. We undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events, or otherwise.

FIRST COMMUNITY CORPORATION

BALANCE SHEET DATA
(Dollars in thousand, except per share data)

	At March 31,		December 31,
	2007	2006	2006

Total Assets	$550,088	$487,897	$548,056
Investment Securities	163,364	166,492	172,315
Loans	288,187	229,621	275,189
Allowance for Loan Losses	3,342	2,806	3,215
Total Deposits	412,183	372,752	414,941
Securities Sold Under Agreements to
Repurchase	24,975	14,760	19,472
Federal Home Loan Bank Advances	29,764	29,159	29,757
Junior Subordinated Debt	15,464	15,464	15,464
Shareholders’ equity	62,995	52,430	63,208

Book Value Per Share	$19.58	$17.44	$19.36
Tangible Book Value Per Share	$10.18	$8.83	$10.05
Equity to Assets	11.45%	10.75%	11.53%
Loan to Deposit Ratio	69.92%	61.60%	66.32%
Allowance for Loan Losses/Loans	1.16%	1.22%	1.17%

Average Balances:

	Three months ended
	March 31,
	2007	2006

Average Total Assets	$538,810	$471,631
Average Loans	282,391	225,989
Average Earning Assets	459,539	405,303
Average Deposits	400,024	353,519
Average Other Borrowings	69,705	63,467
Average Shareholders' Equity	62,949	51,622

Asset Quality
Nonperforming Assets:
Non-accrual loans	$791	$101
Other real estate owned	-	-
Accruing loans past due 90 days or more	331	-

Total nonperforming assets	$1,122	$101
Net Charge-offs (recoveries)	$(14)	$14
Net Charge-offs to Average Loans	N/A	0.01%

Post Office Box 64 / Lexington, SC 29071

FIRST COMMUNITY CORPORATION

INCOME STATEMENT DATA
(Dollars in thousands, except per share data)

	Three months ended
	March 31,
	2007	2006

Interest Income	$7,298	$5,937
Interest Expense	3,689	2,610

Net Interest Income	3,609	3,327
Provision for Loan Losses	114	120

Net Interest Income After Provision	3,495	3,207

Non-interest Income:
Deposit service charges	613	545
Mortgage origination fees	104	114
Commissions on sale of non-deposit products	77	101
Gain (loss) on sale of securities	4	(69)
Gain on early extinguishment of debt	-	159
Other	310	301

Total non-interest income	1,108	1,151

Non-interest Expense:
Salaries and employee benefits	1,831	1,694
Occupancy	283	208
Equipment	311	285
Marketing and public relations	174	71
Amortization of intangibles	168	149
Other	858	761

Total non-interest expense	3,625	3,168

Income Before Taxes	978	1,190
Income Tax Expense	253	354

Net Income	$725	$836

Primary Earnings Per Share	$0.22	$0.29
Diluted Earnings Per Share	$0.22	$0.28

Average number of shares outstanding (Basic)	3,252,085	2,870,884
Average number of shares outstanding (Diluted)	3,315,249	2,980,622
Return on Average Assets	0.55%	0.72%
Return on Average Equity	4.67%	6.25%
Return on Average Tangible Equity	9.01%	13.74%
Net Interest Margin (non-taxable equivalent)	3.18%	3.33%
Net Interest Margin (taxable equivalent)	3.27%	3.43%

Post Office Box 64 / Lexington, SC 29071